Exhibit 10.01

EXECUTION VERSION

LETTER OF CREDIT AGREEMENT

WELLS FARGO RETAIL FINANCE II, LLC

The Lender

DELIA*S, INC.

THE LEAD APPLICANT

FOR:

DELIA*S, INC.

ALLOY MERCHANDISE, LLC

DELIA*S OPERATING COMPANY

DELIA*S RETAIL COMPANY

The Applicants

JUNE 26, 2009

5.9	Bankruptcy	27
5.10	Indictment - Forfeiture	27
5.11	Challenge to Loan Documents	28
5.12	Change in Control	28

ARTICLE 6: Rights and Remedies Upon Default:		28
6.1	Acceleration and Setting Termination Date	28
6.2	Rights and Remedies	28

ARTICLE 7: Notices:		29
7.1	Notice Addresses	29
7.2	Notice Given	30

ARTICLE 8: Term:		30
8.1	Termination of L/C Facility	30
8.2	Actions On Termination	31

ARTICLE 9: General:		31
9.1	Publicity	31
9.2	Successors and Assigns	31
9.3	Severability	32
9.4	Amendments. Course of Dealing	32
9.5	Costs and Expenses of the Lender	33
9.6	Copies and Facsimiles	33
9.7	Massachusetts Law	34
9.8	Consent to Jurisdiction	34
9.9	Indemnification	35
9.10	Rules of Construction	35
9.11	Intent. It is intended that:	37
9.12	Participations	37
9.13	Confidentiality	38
9.14	Right of Set-Off	38
9.15	Pledges To Federal Reserve Banks	38
9.16	Maximum Interest Rate	39
9.17	Waivers	39

LETTER OF CREDIT AGREEMENT	Wells Fargo Retail Finance II, LLC
THE LENDER

THIS LETTER OF CREDIT AGREEMENT, dated as of June 26, 2009, is made between Wells Fargo Retail Finance II, LLC (the “Lender”), a Delaware limited liability company with offices at One Boston Place - 19th Floor, Boston, Massachusetts 02108, and

dELiA*s, Inc., a Delaware corporation with its principal executive offices at 50 West 23rd Street, New York, New York 10010, as agent (in such capacity, the “Lead Applicant”) for the following (individually, an “Applicant” and, collectively, the “Applicants”):

dELiA*s, Inc., a Delaware corporation,

Alloy Merchandise, LLC, a Delaware limited liability company,

dELiA*s Operating Company, a Delaware corporation, and

dELiA*s Retail Company, a Delaware corporation,

each with its principal executive offices at 50 West 23rd Street New York, New York 10010, in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

ARTICLE 1: DEFINITIONS:

As used herein, the following terms have the following meanings or are defined in the section of this Agreement so indicated:

“Affiliate”: With respect to any two Persons, a relationship in which (i) one holds, directly or indirectly, not less than Twenty Five Percent (25%) of the capital stock, beneficial interests, partnership interests, or other equity interests of the other; or (ii) one has, directly or indirectly, the right, under ordinary circumstances, to vote for the election of a majority of the directors (or other body or Person who has those powers customarily vested in a board of directors of a corporation); or (iii) not less than Twenty Five Percent (25%) of their respective ownership is directly or indirectly held by the same third Person; or (iv) one directly or indirectly is under the common control of the other by reason of direct or indirect power to direct or cause the direction of management and policies of the other (through the ownership of voting securities, by contract, or on any other basis).

“Applicable Law”: As to any Person: (i) All statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all (A) court orders and injunctions, (B) arbitrator’s written decisions, and/or (C) similar rulings which similar rulings are in writing, in each instance ((i) and (ii)) of or by any federal, state, municipal, and other governmental authority, or court, tribunal, panel, or other legislative or administrative body which has or claims jurisdiction over such Person, or any property of such Person, or of any other Person for whose conduct such Person would be responsible.

“Applicant” and “Applicants”: As defined in the Preamble to this Agreement.

“Availability”: The result of the following:

(i)	The lesser of

(A)	The Credit Limit

or

(B)	95.238% of the available balance in the Cash Collateral Account.

Minus

(ii)	The aggregate unpaid balance of the Loan Account.

Minus

(iii)	The aggregate undrawn Stated Amount of all then outstanding L/C’s.

“Bankruptcy Code”: Title 11, U.S.C., as amended from time to time.

“Business Day”: Any day other than (a) a Saturday or Sunday; (b) any day on which banks in Boston, Massachusetts or in New York, New York, generally are not open to the general public for the purpose of conducting commercial banking business; or (c) a day on which the principal office of the Lender is not open to the general public to conduct business.

“Cash Collateral Account”: All cash and cash equivalents deposited at Wells Fargo Bank, N.A. for the account of any Applicant, which cash and cash equivalents are under the sole and exclusive dominion and control of the Lender, on terms and conditions satisfactory to the Lender.

“Change in Control”: The occurrence of any of the following:

(a)	More than half of the persons who were directors of the Lead Applicant on the first day of any period consisting of Twelve (12) consecutive calendar months (the first of which Twelve (12) month periods commencing with the first day of the month following the Closing Date), cease to be directors of the Lead Applicant for any reason other than (i) death or disability or (ii) replacement by individuals whose nomination for election to the relevant board of directors is approved, prior to such election, by a majority of the directors of the relevant board of directors.

(b)	Any failure of the Lead Applicant directly or indirectly to own, beneficially and of record, 100% of the capital stock or share capital or limited liability company interests of all of the Applicants.

“Closing Date”: June 26, 2009.

“Costs of Collection”: Includes, without limitation, all reasonable attorneys’ fees and reasonable out-of-pocket expenses incurred by each Credit Party, including the fees and expenses of outside counsel, and all reasonable out-of-pocket costs incurred by each Credit Party in the administration of the Liabilities and/or the Loan Documents, including, without limitation, reasonable costs and expenses associated with travel on behalf of such Credit Party, where such costs and expenses are directly or indirectly related to or in respect of such Credit Party’s administration and management of the Liabilities; negotiation, documentation, and amendment of any Loan Document; or efforts to preserve, protect, collect, or enforce any collateral, the Liabilities, and/or the Lender’s Rights and Remedies and/or any of the rights and remedies of such Credit Party against or in respect of any guarantor or other person liable in respect of the Liabilities (whether or not suit is instituted in connection with such efforts). The Costs of Collection are Liabilities, and at the Lender’s option may bear interest at the then effective Prime Rate.

“Credit Limit”: $15,000,000.00.

“Credit Parties”: The Lender, Issuer and/or any of their respective Affiliates.

“Default”: Any occurrence, circumstance, or state of facts with respect to a Applicant which (a) is an Event of Default; or (b) would become an Event of Default if any requisite notice were given and/or any requisite period of time were to run and such occurrence, circumstance, or state of facts were not cured within any applicable grace period.

“Documentary L/C”: An L/C issued pursuant to this Agreement, the drawing under which requires the delivery of bills of lading, airway bills or other similar types of documents of title.

“End Date”: The date upon which all of the following conditions are satisfied: (a) all payment Liabilities described in Section 8.2(a) have been paid in full; (b) those arrangements concerning L/C’s and other financial accommodations which are described in Section 8.2(b) have been made; and (c) all obligations of each Credit Party to provide financial accommodations to the Applicants hereunder shall have been irrevocably terminated.

“Events of Default”: As defined in Article 5:. An “Event of Default” shall be deemed to have occurred and to be continuing unless and until that Event of Default has been duly waived by the Lender or cured by the Applicants.

“Existing Loan Agreement”: That certain Second Amended and Restated Loan and Security Agreement dated as of May 17, 2006, as amended, by and among dELiA*s, Inc., for itself and as agent for the other borrowers party thereto, the borrowers party thereto, and Wells Fargo Retail Finance II, LLC, as lender.

“Indemnified Person”: As defined in Section 9.9.

“Issuer”: Well Fargo Bank, N.A. or any other issuer of any L/C selected by the Lender in its sole discretion.

“Lender’s Rights and Remedies”: As defined in Section 6.2.

“L/C”: Any letter of credit, the issuance of which is procured by the Lender for the account of any Applicant and any acceptance made on account of such letter of credit.

“L/C Disbursement”: Means any payment made under an L/C.

“L/C Facility”: As defined in Section 2.1.

“L/C Fee”: As defined in Section 2.9.

“Lead Applicant” As defined in the Preamble to this Agreement.

“Lender”: As defined in the Preamble to this Agreement.

“Liabilities”: means the due and punctual payment by the Applicant of (i) each payment required to be made by any Applicant under this Agreement, when and as due, including payments in respect of reimbursement of disbursements of any L/C and interest thereon (including all interest that accrues after the commencement of any case or proceeding by or against any Applicant under any federal or state bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Applicants to each Credit Party under this Agreement and the other Loan Documents.

“Loan Account”: As defined in Section 2.4.

“Loan Documents”: All of the following:

(a)	This Agreement and each other instrument or document from time to time executed and/or delivered to a Credit Party in connection with the arrangements contemplated hereby.

(b)	Each instrument or document from time to time executed and/or delivered in connection with the issuance of any L/C.

“Maturity Date”: The date that is the second anniversary of the Closing Date.

“Material Adverse Change”: Any event, fact, circumstance, change in, or effect, on the business of the Applicants, when taken as a whole, which, individually or in the aggregate or on a cumulative basis with any other circumstances, changes in, or effects on, the Applicants or any collateral granted to the Lender, constitutes any of the following:

(a)	A material adverse change in the business, operations, results of operations, assets, liabilities, or condition (financial or otherwise) of the Applicants (when taken as a whole), including, without limitation, a material adverse change in the business, operations, results, assets, liabilities or condition since the date of the latest financial information supplied pursuant to this Agreement.

(b)	The material impairment of the Applicants’ ability to perform their obligations under the Loan Documents or of the Lender’s ability to enforce the Liabilities or to realize on the Cash Collateral Account.

(c)	A material adverse effect on the value of the Cash Collateral Account or the amount which the Lender likely would receive (after giving consideration to delays in payment and costs of enforcement).

(d)	A material impairment to the priority of the Lender’s lien on the Cash Collateral Account.

“Material Adverse Effect”: A result, consequence, or outcome with respect to the Applicants, taken as a whole, which constitutes a Material Adverse Change.

“Over Advance”: An issuance of any L/C, or the providing of another financial accommodation, to the extent that, immediately after its having been made, Availability is less than zero.

“Person”: Any natural person, and any corporation, limited liability company, trust, partnership, joint venture, or other enterprise or entity.

“Prime Rate”: The rate per annum equal to the Prime Rate announced from time to time by Wells Fargo Bank, N.A. (or any successor in interest to Wells Fargo Bank, N.A.). In the event that said bank (or any such successor) ceases to announce such a rate, “Prime Rate” shall refer to that rate or index announced or published from time to time as the Lender, in good faith, designates as the functional equivalent to said Prime Rate. Any change in “Prime Rate” shall be effective, for purposes of the calculation of interest due hereunder, when such change is made effective generally by the bank on whose rate or index “Prime Rate” is being set.

“Requirements of Law”: As to any Person:

(a)	Applicable Law.

(b)	That Person’s organizational documents.

(c)	That Person’s by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

“Solvent” and “Solvency”: With respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Standby L/C”: An L/C issued pursuant to this Agreement, the drawing under which does not require the delivery of bills of lading, airway bills or other similar types of documents of title, or which are customarily referred to as Standby Letters of Credit.

“Stated Amount”: The maximum amount for which an L/C may be honored.

“Termination Date”: The earliest of (a) the Maturity Date; or (b) the occurrence of any event described in Section 5.9, below; or (c) the Lender’s notice to the Lead Applicant setting the Termination Date on account of the occurrence of any Event of Default other than as described in Section 5.9, below; or (d) that date of which not less than ninety (90) days irrevocable prior written notice is provided by the Lead Applicant to the Lender pursuant to Section 2.12 hereof.

“UCC”: The Uniform Commercial Code as in effect from time to time in Massachusetts.

“Unused Line Fee”: As defined in Section 2.7.

ARTICLE 2: THE L/C FACILITY:

2.1	ESTABLISHMENT OF L/C FACILITY.

The Lender hereby establishes a letter of credit facility (the “L/C Facility”) in the Applicants’ favor pursuant to which the Lender, subject to, and in accordance with, this Agreement, shall cause L/Cs for the account of the Applicants to be issued by the Issuer as provided herein.

2.2	ADVANCES IN EXCESS OF AVAILABILITY (OVER ADVANCES).

(a)	The Lender does not have any obligation to issue or cause to be issued any L/C for the account of any Applicant where the result of the issuance is an Over Advance.

(b)	The Lender’s providing of an Over Advance on any one occasion does not affect the obligations of each Applicant hereunder (including each Applicant’s obligation to immediately repay any amount which otherwise constitutes an Over Advance) nor obligate the Lender to do so on any other occasion.

2.3	LENDER’S COMMITMENT. Subject to the provisions of this Agreement, the Lender shall cause the Issuer to issue L/Cs for the account of any of the Applicants, in each instance if duly and timely requested by the Lead Applicant as provided herein, provided that:

(a)	No Over Advance is then outstanding and none will result therefrom.

(b)	No Applicant is then in Default and none will thereby become in Default.

2.4	THE LOAN ACCOUNT.

(a)	An account (“Loan Account”) shall be opened on the books of the Lender in which a record shall be kept of all unpaid L/C Disbursements and fees, interest and expenses that have accrued and/or become payable as set forth herein.

(b)	The Lender shall also keep a record of all interest, fees, service charges, costs, expenses, and other debts owed to a Credit Party on account of the Liabilities and of all credits against such amounts so owed.

(c)	The Lender shall provide the Lead Applicant, monthly, with a statement of the Loan Account.

(d)	All credits against the Liabilities shall be conditional upon final payment to the Lender of the items giving rise to such credits. The amount of any item credited against the Liabilities which is charged back against the Lender for any reason or is not so paid shall be a Liability and shall be added to the Loan Account, whether or not the item so charged back or not so paid is returned.

(e)	Except as otherwise provided herein, all L/C Disbursements, fees, service charges, costs, and expenses for which any Applicant is obligated hereunder are payable on demand. In the event that the Lead Applicant prevails in any dispute of the amount of any such fee, service charge, cost, or expense, the Lender shall refund any interest which accrued on any amount paid over to that Applicant in consequence of the resolution of such dispute.

(f)	In the determination of Availability, the Lender may deem fees, service charges, accrued interest, and other payments which will be due and payable between the date of such determination and the first day of the then next succeeding month as having been advanced and recorded in the Loan Account whether or not such amounts are then due and payable.

(g)	The Lender, without the request of the Lead Applicant, may charge to the Loan Account any interest, fee, service charge, or other payment to which a Credit Party is entitled from any Applicant pursuant hereto notwithstanding that an Over Advance may result thereby. Such action on the part of the Lender shall not constitute a waiver of the Lender’s rights and each Applicant’s obligations under Section 2.5(c). Any amount which is added to the Loan Account as provided in this Subsection (g) shall bear interest at the interest rate equal to the Prime Rate plus 2% per annum. Upon charging the Loan Account as provided herein, the Lender shall promptly notify the Lead Applicant thereof.

(h)	Any statement rendered by the Lender to the Lead Applicant concerning the Liabilities shall be considered correct and accepted by each Applicant and shall be conclusively binding upon each Applicant (absent an administrative or mathematical error) unless the Lead Applicant provides the Lender with written objection thereto within twenty (20) days from the mailing of such statement, which written objection shall indicate, with reasonable particularity, the reason for such objection. The Loan Account and the Lender’s books and records concerning the financing arrangement contemplated herein and the Liabilities shall be prima facie evidence and proof of the items described therein absent manifest error.

2.5	PAYMENT ON THE LOAN ACCOUNT.

(a)

Upon receipt from the beneficiary of any L/C of any notice of a drawing under any Standby L/C, the Lender or Issuer shall notify the Lead Applicant thereof; provided, however, that any failure to give or delay in giving such notice shall not relieve the Applicants of their obligation to reimburse the Lender for the benefit of the Issuer an amount equal to such L/C Disbursement. Not later than 11:00 a.m. on the date of any payment by the Issuer under a Standby L/C and the receipt of the notice to the Lead Applicant referred to above (or, if such notice is received after 11:00 a.m., not later than 11:00 a.m. the immediately succeeding Business Day), the Applicants shall reimburse the Issuer through the Lender in an amount equal to the amount of such drawing. In the event that the Applicants have not reimbursed the Issuer within the time periods set forth above, the Lender shall have the right to withdraw funds from the Cash Collateral Account and apply such funds to pay such reimbursement and to any other overdue Liabilities.

(b)	Not later than 2:00 p.m. on the date of any payment by the Issuer under a Documentary L/C, the Applicants shall reimburse the Issuer through the Lender in an amount equal to the amount of such drawing. In the event that the Applicants have not reimbursed the Issuer within the time period set forth above, the Lender shall have the right to withdraw funds from the Cash Collateral Account and apply such funds to pay such reimbursement and to any other overdue Liabilities.

(c)	The Applicants, without notice or demand from the Lender, shall pay the Lender that amount, from time to time, which is necessary so that there is no Over Advance outstanding.

(d)	The Applicants shall repay that amount described in Section 8.2(a) on the Termination Date.

(e)	The Applicants on demand shall pay all interest, fees and cost and expenses due pursuant to this Agreement.

2.6	INTEREST ON OVERDUE AMOUNTS. If the Issuing Bank shall make any L/C Disbursement, then, unless the Applicants shall reimburse the Lender on behalf of the Issuing Bank in full on the date such reimbursement is due, the unpaid amount thereof shall bear interest, for each day from and including the date such reimbursement is due but excluding the date that the Applicant reimburses the Lender therefor, at the rate per annum equal to the Prime Rate plus 2.00%. Interest shall be calculated on the basis of a 360 day year and actual days elapsed.

2.7	UNUSED LINE FEE. In addition to any other fee to be paid by the Applicants, the Applicants shall pay the Lender an unused line fee (the “Unused Line Fee”) of 0.75% per annum of the average daily difference, during the month just ended (or relevant period with respect to the payment being made on the Termination Date), between the Credit Limit and the aggregate undrawn Stated Amount of L/Cs outstanding during the relevant period. The Unused Line Fee shall be paid in arrears, on the first day of each month after the execution of this Agreement and on the Termination Date.

2.8	PROCEDURES FOR ISSUANCE OF L/C’S; AUTO-EXTENSION LETTERS OF CREDIT.

(a)	Each L/C shall be issued or amended, as the case may be, upon the request of the Lead Applicant delivered to the Issuer (with a copy to the Lender) in the form of an L/C application, appropriately completed and signed by a responsible officer of the Lead Applicant. Such application must be received by the Issuer and the Lender not later than 11:00 a.m. at least two Business Days (or such other date and time as the Lender and the Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of an L/C, such application shall specify in form and detail satisfactory to the Lender and the Issuer: (A) the proposed issuance date of the requested L/C (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Lender or the Issuer may reasonably require. In the case of a request for an amendment of any outstanding L/C, such application shall specify in form and detail satisfactory to the Lender and the Issuer (A) the L/C to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Lender or the Issuer may reasonably require. Additionally, the Lead Applicant shall furnish to the Issuer and the Lender such other documents and information pertaining to such requested L/C issuance or amendment, as the Issuer or the Lender may reasonably require.

(b)	Unless one or more applicable conditions contained in Article 3 shall not then be satisfied and the Issuer has received written notice thereof from the Lender or any Applicant, at least one Business Day prior to the requested date of issuance or amendment of the applicable L/C, then, subject to the terms and conditions hereof, the Lender shall cause the Issuer, on the requested date, to issue an L/C for the account of the applicable Applicant or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuer’s usual and customary business practices.

(c)	The Lender will cause the issuance of any L/C so requested by the Lead Applicant, provided that, at the time that the request is made, no Applicant is in Default and no Material Adverse Change has occurred or would occur, and if so issued:

(i)	The aggregate Stated Amount of all L/C’s then outstanding does not exceed the Credit Limit.

(ii)	Except as provided in clause (g) below, the expiry of the L/C is not later than the earlier of Thirty (30) days prior to the Maturity Date or the following:

(A)	In the case of Standby L/Cs: One (1) year from initial issuance (without regard to any evergreen feature).

(B)	In the case of Documentary L/Cs: Ninety (90) days from issuance.

(iii)	An Over Advance will not result from the issuance of the subject L/C.

(iv)	The Cash Collateral Account is funded in an amount equal to no less than 105% of the Credit Limit.

(d)	No L/C shall be issued without the prior consent of the Lender if:

(i)	any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain the Issuer from issuing such L/C, or any law applicable to the Issuer or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the Issuer shall prohibit, or request that the Issuer refrain from, the issuance of letters of credit generally or such L/C in particular or shall impose upon the Issuer with respect to such L/C any restriction, reserve or capital requirement (for which the Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuer in good faith deems material to it;

(ii)	the issuance of such L/C would violate one or more policies of the Issuer applicable to letters of credit generally; or

(iii)	such L/C is to be denominated in a currency other than Dollars.

(e)	The Applicants shall not permit any L/C to be amended if (A) the Issuer would not be permitted at such time to issue such L/C in its amended form under the terms hereof or (B) the beneficiary of such L/C does not accept the proposed amendment to such L/C.

(f)	The Issuer shall act on behalf of the Lender with respect to any L/C’s issued by it and the documents associated therewith, and the Issuer shall have all of the benefits and immunities provided to the Lender in Article 9 with respect to any acts taken or omissions suffered by the Issuer in connection with L/C’s issued by it or proposed to be issued by it and documents pertaining to such L/C’s.

(g)	If the Lead Applicant so requests in any applicable L/C application, the Lender may, in its sole and absolute discretion, cause the Issuer to issue a Standby L/C that has automatic extension provisions (each, an “Auto-Extension L/C”); provided that any such Auto-Extension L/C must permit the Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby L/C) by giving prior notice to the beneficiary thereof, with a copy of such notice given to the Lead Applicant, not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby L/C is issued. Unless otherwise directed by the Lender or the Issuer, the Lead Applicant shall not be required to make a specific request to the Lender or the Issuer for any such extension. Once an Auto-Extension L/C has been issued, the Lender shall be deemed to have authorized (but may not require) the Issuer to permit the extension of such Standby L/C at any time to an expiry date not later than the Termination Date; provided, however, that the Lender shall instruct the Issuer not to permit any such extension if (A) the Lender has determined that it would not be permitted, or would have no obligation, at such time to cause the Issuer to issue such Standby L/C in its revised form (as extended) under the terms hereof, or (B) the Issuer has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (1) from the Lender that the Lender has elected not to permit such extension or (2) from the Lender or the Lead Applicant that one or more of the applicable conditions specified in Section 3.2 is not then satisfied, and in each such case directing the Issuer not to permit such extension.

(h)	There shall not be any recourse to, nor liability of, the Lender on account of

(i)	Any delay or refusal by an Issuer to issue an L/C;

(ii)	Any action or inaction of an Issuer on account of or in respect of, any L/C.

2.9	FEES FOR L/C’S.

(a)	The Applicants shall pay to the Lender a fee (each, an “L/C Fee”), on account of outstanding L/C’s, the issuance of which had been procured by the Lender, monthly in arrears, and on the Termination Date and on the End Date, equal to 2.00% per annum of the average daily Stated Amount of the of L/Cs outstanding during the subject month.

(b)	In addition to (but without duplication of) the fee to be paid as provided in Subsection (a), above, the Applicants shall pay to the Lender (or to the Issuer, if so requested by Lender), on demand, all issuance, processing, negotiation, amendment, and administrative fees and other amounts then generally charged by the Issuer on account of, or in respect to, any L/C.

(c)	If any change in Applicable Law after the date of this Agreement shall either:

(i)	impose, modify or deem applicable any reserve, special deposit or similar requirements against letters of credit heretofore or hereafter issued by any Issuer or with respect to which the Lender or any Issuer has an obligation to lend to fund drawings under any L/C; or

(ii)	impose on any Issuer any other condition or requirements relating to any such letters of credit;

and the result of any event referred to in Paragraphs (i) or (ii), above, shall be to increase the cost to the Lender or to any Issuer of issuing or maintaining any L/C (which increase in cost shall be the result of such Issuer’s reasonable allocation among the Lender’s or Issuer’s letter of credit customers of the aggregate of such cost increases resulting from such events), then, subject to Subsection (d), upon demand by the Lender and delivery by the Lender to the Lead Applicant of a certificate of an officer of the Lender or the subject Issuer describing such change in Applicable Law or interpretation thereof, its effect on the Lender or such Issuer, and the basis for determining such increased costs and their allocation, the Applicants shall immediately pay to the Lender, from time to time as specified by the Lender, such amounts as shall be sufficient to compensate the Lender or the subject Issuer for such increased cost. The Lender’s or any Issuer’s determination of costs incurred under Paragraphs (i) or (ii), above, and the allocation, if any, of such costs among the Applicants and other similarly situated letter of credit customers of the Lender or such Issuer, if done in good faith and made on an equitable basis and in accordance with such officer’s certificate, shall be conclusive and binding on the Applicants.

(d)	The Applicants shall be required to compensate the Lender pursuant to Subsection (c)

(i)	only if the Lender provides the Lead Applicant with notice thereof within ninety (90) days after the Lender has received actual notice of the occurrence of the relevant circumstances which gives rise to the Applicants’ obligation to do so; and

(ii)	only to the extent that the Lender imposes a like such compensation obligation on other of its customers who are similarly situated to the Applicants in respect of any increased costs described in Subsection (c).

2.10	CONCERNING L/C’S.

(a)	None of the Issuer, the Issuer’s correspondents, the Lender, or any advising, negotiating, or paying bank with respect to any L/C shall be responsible in any way for:

(i)	The performance by any beneficiary under any L/C of that beneficiary’s obligations to any Applicant.

(ii)	The form, sufficiency, correctness or genuineness of, or authority of any person signing, falsification of, or the legal effect of, any documents called for under any L/C if (with respect to the foregoing) such documents on their face appear to be in order.

(b)	The Issuer may honor, as complying with the terms of any L/C and of any drawing thereunder, any drafts or other documents otherwise in order, but signed or issued by an administrator, executor, conservator, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, or other legal representative of the party authorized under such L/C to draw or issue such drafts or other documents.

(c)	Unless otherwise agreed to, in the particular instance, each Applicant hereby authorizes any Issuer to:

(i)	Select an advising bank, if any.

(ii)	Select a paying bank, if any.

(iii)	Select a negotiating bank.

(d)	All directions, correspondence, and funds transfers relating to any L/C are at the risk of the Applicants. The Issuer shall have discharged the Issuer’s obligations under any L/C which, or the drawing under which, includes payment instructions, by the initiation of the method of payment called for in, and in accordance with, such instructions (or by any other commercially reasonable and comparable method). Neither the Lender nor the Issuer shall have any responsibility for any inaccuracy, interruption, error, or delay in transmission or delivery by post, telegraph or cable, or for any inaccuracy of translation.

(e)	The Lender’s and the Issuer’s rights, powers, privileges and immunities specified in or arising under this Agreement are in addition to any heretofore or at any time hereafter otherwise created or arising, whether by statute or rule of law or contract.

(f)	Except to the extent otherwise expressly provided hereunder or agreed to in writing by the Issuer and the Lead Applicant, documentary L/C’s will be governed by the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce, Publication No. 600, and standby L/C’s will be governed by International Standby Practices ISP98 (adopted by the International Chamber of Commerce on April 6, 1998) or the UCP 600 and any respective subsequent revisions thereof.

(g)	The obligations of the Applicants under this Agreement with respect to L/C’s are absolute, unconditional, and irrevocable and shall be performed strictly in accordance with the terms hereof under all circumstances, whatsoever including, without limitation, the following:

(i)	Any lack of validity or enforceability or restriction, restraint, or stay in the enforcement of this Agreement, any L/C, or any other agreement or instrument relating thereto.

(ii)	Any Applicant’s consent to any amendment or waiver of, or consent to the departure from, any L/C.

(iii)	The existence of any claim, set-off, defense, or other right which any Applicant may have at any time against the beneficiary of any L/C.

(iv)	Any good faith honoring of a drawing under any L/C, which drawing possibly could have been dishonored based upon a strict construction of the terms of the L/C.

2.11	DESIGNATION OF LEAD APPLICANT AS APPLICANTS’ AGENT.

(a)	Each Applicant hereby irrevocably designates and appoints the Lead Applicant as that Applicant’s agent to request the issuance of L/Cs for the account of any Applicant. As the disclosed principal for its agent, each Applicant shall be obligated to each Credit Party on account of such L/Cs as if such were caused to be issued by the Lender upon the request of that Applicant, notwithstanding the manner by which L/Cs are recorded on the books and records of the Lead Applicant or any other Applicant.

(b)	Each Applicant recognizes that L/Cs to be issued hereunder are on better terms than it otherwise could obtain on and for its own account and that is one of the reasons for its joining in the letter of credit facility contemplated herein with all other Applicants. Consequently, each Applicant hereby assumes and agrees to discharge all Liabilities of each of the other Applicants as if that Applicant so assuming and agreeing was each of the other Applicants.

(c)	The Lead Applicant shall act as a conduit for each Applicant (including itself, as an “Applicant”) on whose behalf the Lead Applicant has requested the issuance of an L/C.

2.12	OPTIONAL TERMINATION.

(a)	Upon at least ninety (90) days prior written notice to the Lender, which notice shall specify the desired date of termination, the Lead Applicant may permanently terminate the commitment of the Lender to extend other financial accommodations hereunder.

(b)	At the effective time of such early termination, the Applicants shall comply with the provisions of Section 8.2 hereof.

2.13	ASSUMPTION OF L/CS UNDER EXISTING LOAN AGREEMENT. On the Closing Date, each of the “L/Cs” (as such term is defined in the Existing Loan Agreement) outstanding under the Existing Loan Agreement on the Closing Date shall, for purposes of this Agreement, be included as (and deemed to be) L/Cs issued hereunder.

ARTICLE 3: CONDITIONS PRECEDENT:

3.1	CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AGREEMENT.

As a condition to the effectiveness of this Agreement, each of the documents respectively described in clauses (a) through and including (c) below (each in form and substance reasonably satisfactory to the Lender) shall have been delivered to the Lender, and the conditions respectively described in clauses (d) through and including (l) below shall have been satisfied:

(a)	Corporate Due Diligence.

(i)	Certificates of corporate good standing for each Applicant, respectively issued by the Secretary of State for the state in which that Applicant is incorporated.

(ii)	Certificates of due qualification, in good standing, issued by the Secretary(ies) of State of each State in which the nature of a Applicant’s business conducted or assets owned could reasonably be expected to require such qualification.

(iii)	Certificates of each Applicant’s Secretary of the due adoption, continued effectiveness, and setting forth the texts of, each corporate resolution adopted in connection with the establishment of the letter of credit arrangement contemplated by the Loan Documents and attesting to the true signatures of each Person authorized as a signatory to any of the Loan Documents.

(b)	Opinion. An opinion of counsel to the Applicants in form and substance reasonably satisfactory to the Lender.

(c)	Officers’ Certificates. Certificates executed by the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of the Lead Applicant which state that

(i)	Such officer, acting on behalf of the Applicants, has reviewed each of the Loan Documents and has had the benefit of independent counsel of the Lead Applicant’s selection in connection with the review and negotiation of the Loan Documents. In particular, and without limiting the generality of such review, the following provisions of the Loan Documents have been brought to the attention of the undersigned by such counsel:

(A)	The waiver of the right to a trial by jury in connection with controversies arising out of the loan arrangement contemplated by the Loan Documents.

(B)	The designation of, and submission to the exclusive jurisdiction and venue of, certain courts.

(C)	Various other waivers and indemnifications included therein.

(D)	The circumstances under which the Liabilities could be accelerated and the grace periods available with respect to certain Events of Default.

(ii)

The representations and warranties made by the Applicants to the Lender in the Loan Documents are true and complete in all material respects as of the date of such certificate (other than any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties shall be true and complete in all material respects on and as of such earlier date), and that no Default has occurred and is then continuing which is or which, solely with the giving of notice or passage of time (or both), would be an Event of Default.

(d)	Additional Documents. Satisfaction of Conditions. The execution of such additional instruments and documents and the satisfaction of such additional conditions respective as the Lender or its counsel reasonably may require or request.

(e)	Cash Collateral Account. The Applicants shall have deposited no less than $15,750,000.00 into the Cash Collateral Account.

(f)	Representations and Warranties. Each of the representations and warranties made by or on behalf of each Applicant in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of each Applicant shall be true and complete in all material respects as of the date as of which such representation or warranty was made (other than any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties shall be true and complete in all material respects on and as of such earlier date).

(g)	No Applicant In Default. No Applicant is in Default.

(h)	Payment of Fees and Expenses. All fees due on or by the Closing Date and all costs and expenses incurred by the Lender, including attorneys’ fees and expenses, in connection with the establishment of the letter of credit facility contemplated hereby shall have been paid in full.

(i)	Due Diligence. The Lender and its counsel shall have completed their due diligence, including legal due diligence and the review of the Applicants’ business plan, the results of which are satisfactory to the Lender.

(j)	Credit Approval. The Lender shall have received all internal approvals required by it to enter into this Agreement and to provide the financial accommodations contemplated thereby.

(k)	Payoff Letter. The Lender shall have received a payoff letter in respect of the Existing Loan Agreement.

(l)	Benefit of Conditions Precedent. The conditions set forth in this Article 3 are for the sole benefit of the Lender and may be waived by the Lender in whole or in part without prejudice to the Lender.

No document shall be deemed delivered to the Lender until received and accepted by the Lender at its offices in Boston, Massachusetts. Under no circumstances shall this Agreement take effect until executed and accepted by the Lender at said offices.

3.2	CONDITIONS PRECEDENT TO ISSUANCE OF EACH L/C.

As a condition to the issuance of any L/C under this Agreement, in addition to the condition precedent set forth in Section 3.1 above, each of the conditions respectively described in clauses (a) through and including (d) below shall have been satisfied:

(a)	Each of the representations and warranties made by or on behalf of each Applicant in this Agreement or in any of the other Loan Documents or in any other report, statement, document, or paper provided by or on behalf of each Applicant shall be true and complete in all material respects as of the date of such issuance (other than any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties shall be true and complete in all material respects on and as of such earlier date).

(b)	No Default shall exist, or would result from such proposed L/C or from the application of the proceeds thereof.

(c)	The Lender shall have received a request for an L/C in accordance with the requirements hereof.

(d)	No event or circumstance which could reasonably be expected to result in a Material Adverse Change shall have occurred.

ARTICLE 4: GENERAL REPRESENTATIONS, COVENANTS AND WARRANTIES:

To induce the Lender to establish the letter of credit facility contemplated herein, the Applicants, in addition to all other representations, warranties, and covenants made by any Applicant in any other Loan Document, make those representations, warranties, and covenants included in this Agreement.

4.1	PAYMENT AND PERFORMANCE OF LIABILITIES. The Applicants shall pay each payment Liability in accordance with its respective terms, and shall promptly, punctually, and faithfully perform each other Liability.

4.2	DUE ORGANIZATION. AUTHORIZATION. NO CONFLICTS.

(a)	Each Applicant presently is and hereafter shall remain in good standing as a corporation or limited liability company, as applicable, under the laws of the State in which it is organized, as set forth in the Preamble to this Agreement and is and shall hereafter remain duly qualified and in good standing in every other State in which, by reason of the nature or location of each Applicant’s assets or operation of each Applicant’s business, such qualification may be necessary, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.

(b)	As of the date hereof, each Applicant’s respective organizational identification number assigned to it by the State of its incorporation and its respective federal employer identification number is stated on EXHIBIT 4.2, annexed hereto.

(c)	Except as permitted pursuant to Section 4.9 hereof, no Applicant shall change its State of organization, any organizational identification number assigned to that Applicant by that State, or that Applicant’s federal taxpayer identification number.

(d)	As of the date hereof, each entity in which the Lead Applicant or any other Applicant owns, either directly or indirectly, an equity interest and that constitutes an Affiliate (other than an Applicant) is listed on EXHIBIT 4.2. The Lead Applicant shall provide the Lender with prior written notice of any such entity ceasing to be an Affiliate or that hereafter becomes an entity of the type contemplated by this clause (d).

(e)	Each Applicant has all requisite power and authority to execute and deliver all Loan Documents to which that Applicant is a party and has and will hereafter retain all requisite power to perform all Liabilities.

(f)	The execution and delivery by each Applicant of each Loan Document to which it is a party; each Applicant’s consummation of the transactions contemplated by such Loan Documents; each Applicant’s performance under those of the Loan Documents to which it is a party; and the L/C issuances hereunder:

(i)	Have been duly authorized by all necessary action.

(ii)	Do not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of that Applicant, other than any such contravention that would not reasonably be expected to have a Material Adverse Effect.

(g)	The Loan Documents have been duly executed and delivered by each Applicant and are the legal, valid and binding obligations of each Applicant, enforceable against each Applicant in accordance with their respective terms, except as such enforcement may be limited by (x) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws which affect the rights of creditors generally, (y) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (z) implied covenants of good faith and fair dealing.

4.3	LINE OF BUSINESS. No Applicant shall engage in any business other than the business in which it is currently engaged or a business reasonably related thereto.

4.4	IMMEDIATE NOTICE TO LENDER.

(a)	The Lead Applicant shall provide the Lender with written notice promptly upon the occurrence of any of the following events, which written notice shall be with reasonable particularity as to the facts and circumstances in respect of which such notice is being given:

(i)	Any change in the Lead Applicant’s President, chief executive officer, chief operating officer, and chief financial officer (without regard to the title(s) actually given to the Persons discharging the duties customarily discharged by officers with those titles).

(ii)	Any ceasing of any Applicant’s making of material payment, in the ordinary course, to its creditors (other than its ceasing of making of such payments on account of a de minimis dispute which is diligently being pursued by such Applicant).

(iii)	Any failure by any Applicant to pay rent at any of that Applicant’s locations, which failure continues for more than five (5) days following the last day on which such rent was payable (after giving effect to any applicable grace period) with more than a de minimis adverse effect to that Applicant.

(iv)	Any material adverse change in the business, operations, or financial affairs of any Applicant.

(v)	Any Applicant’s becoming in Default.

(vi)	Any intention on the part of any Applicant to discharge that Applicant’s present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity.

(vii)	Any litigation which, if determined adversely to any Applicant and after giving effect to any applicable insurance coverage could reasonably be expected to have a Material Adverse Effect on the financial condition of that Applicant.

(viii)	The material reduction by any of Applicant’s material vendors in the amount of trade credit or terms provided by such vendor to Applicant on the date of execution hereof.

(b)	The Lead Applicant shall:

(i)	Provide the Lender, when so distributed, with copies of any materials distributed to the shareholders of the Lead Applicant (qua such shareholders).

(ii)	Provide the Lender:

(A)	When filed (by e-mail alert, if available), copies of all material filings with the Securities and Exchange Commission (including any filing on forms 10-K, 10-Q, or 8-K).

(B)	When received, copies of all material correspondence from the Securities and Exchange Commission other than routine non-substantive general communications from the SEC.

(iii)	Provide the Lender, promptly following receipt by any Applicant, with a copy of any management letter or similar communications from any accountant of any Applicant.

(iv)	Provide the Lender, within 20 days of the end of each fiscal month, with a consolidated balance sheet as of the end of such fiscal month and consolidated statements of income, operations, shareholders’ equity and cash flow for such fiscal month, and for the portion of the Lead Applicant’s fiscal year then ended, setting forth in each case in comparative form the figures for (A) the corresponding fiscal month of the previous fiscal year, and (B) the corresponding portion of the previous fiscal year, all in reasonable detail.

4.5	OFFICERS’ CERTIFICATES. The Lead Applicant shall cause one of the Lead Applicant’s Chief Executive Officer, Chief Financial Officer or Chief Operating Officer, in each instance, to certify in writing within 20 days of the end of each fiscal month either that (i) no Applicant is in Default, (ii) if such an event has occurred, its nature (in reasonable detail) and the steps (if any) being taken or contemplated by the applicable Applicants to be taken on account thereof, and (iii) the financial statements provided in accordance with Section 4.4(b)(iv) fairly present the financial condition of the Applicants.

4.6	USE OF L/C FACILITY. The L/C Facility will be used by the Applicants only in connection with the acquisition of inventory from suppliers, to provide Standby L/Cs to various factors, landlords, insurance providers and other parties for business purposes, and for other general corporate purposes.

4.7	CASH COLLATERAL ACCOUNT. At all times, the Cash Collateral Account shall contain funds in an amount equal to no less than 105% of the Credit Limit, provided, however, following an L/C Disbursement and the Lender’s associated withdrawal, if any, of funds from the Cash Collateral Account pursuant to Section 2.5(a) or Section 6.2, the Applicants shall within one Business Day cause sufficient amounts to be deposited in the Cash Collateral Account such that the amount on deposit is not less than 105% of the Credit Limit.

4.8	SOLVENCY. After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to any L/C issuance, the Applicants, on a consolidated basis, are Solvent. No transfer of property has been or will be made by any Applicant and no obligation has been or will be incurred by any Applicant in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Applicant.

4.9	CORPORATE ACTION. No Applicant shall:

(a)	Merge or consolidate or be merged or consolidated with or into any other corporation or other entity unless such Applicant is the surviving entity.

(b)	Consolidate any of that Applicant’s operations with those of any other Person other than of another Applicant.

4.10	OTHER COVENANTS. No Applicant shall indirectly do or cause to be done any act which, if done directly by that Applicant, would breach any covenant contained in this Agreement.

ARTICLE 5: EVENTS OF DEFAULT:

The occurrence of any event described in this Article 5: shall constitute an “Event of Default” herein. Upon the occurrence of any Event of Default described in Section 5.9, any and all Liabilities shall become due and payable without any further act on the part of the Lender. Upon the occurrence of any other Event of Default, the Lender may declare any and all Liabilities immediately due and payable. The occurrence of any Event of Default shall also constitute, without notice or demand, a default under all other agreements between the Lender and any Applicant and instruments and papers heretofore, now, or hereafter given the Lender by any Applicant.

5.1	FAILURE TO PAY THE LOAN ACCOUNT. The failure by any Applicant to pay when due any amounts due under the Loan Account, including any L/C Disbursements.

5.2	FAILURE TO MAKE OTHER PAYMENTS. The failure by any Applicant to pay when due (or upon demand, if payable on demand), after the expiration of any applicable grace period, any payment Liability other than any payment liability on account of amounts due under the Loan Account, and such failure shall continue unremedied for more than five (5) days after written notice thereof from the Lender.

5.3	FAILURE TO PERFORM COVENANT OR LIABILITY (NO GRACE PERIOD). The failure by any Applicant to promptly, punctually, faithfully and timely perform, discharge, or comply in all material respects with any covenant or Liability included in Article 5 hereof.

5.4	FAILURE TO PERFORM COVENANT OR LIABILITY (GRACE PERIOD). The failure by any Applicant to pay or perform in all material respects any covenant or Liability not described in Section 5.1, 5.2 or 5.3 hereof within twenty (20) days following the earlier of any Applicant’s knowledge of a breach or nonpayment of any such covenant or Liability or of its receipt of written notice from the Lender of the breach or nonpayment of such covenant or Liability.

5.5	MISREPRESENTATION. Any representation or warranty at any time made (or deemed made) by any Applicant to the Lender under or pursuant to any Loan Document was not true or complete in all material respects when given.

5.6	DEFAULT UNDER OTHER AGREEMENTS. The occurrence of any breach of any covenant or Liability imposed by, or of any default under, any agreement (including any Loan Document other than this Agreement) between the Lender and any Applicant or instrument given by any Applicant to the Lender and the expiry, without cure, of any applicable grace period (notwithstanding that the Lender may not have exercised all or any of its rights on account of such breach or default) unless such breach or default has been remedied in all material respects within twenty (20) days after written notice thereof from the Lender.

5.7	ATTACHMENT. JUDGMENT. RESTRAINT OF BUSINESS.

(a)	The service of process upon the Lender seeking to attach, by trustee, mesne, or other process, any funds of any Applicant on deposit with, or assets of any Applicant in the possession of, the Lender, including the Cash Collateral Account, which attachment is not stayed within thirty (30) days after service thereof.

(b)	The entry of any judgment in excess of $1,000,000.00 against any Applicant, which judgment is not satisfied (if a money judgment) or appealed from (with execution or similar process stayed) within thirty (30) days of its entry.

(c)	The entry of any order or the imposition of any other process having the force of law, the effect of which is to restrain in any material way the conduct by any Applicant of its business in the ordinary course, which order is not appealed from (with execution or similar process stayed) within fifteen (15) days of its entry.

5.8	BUSINESS FAILURE. Any act by, against, or relating to any Applicant, or its property or assets, which act constitutes the determination, by any Applicant, to initiate a program of partial self-liquidation or a program of total self-liquidation; application for, consent to, or sufferance of the appointment of a receiver, trustee, or other person, pursuant to court action or otherwise, over all, or any part, of any Applicant’s property; the granting of any trust mortgage or execution of an assignment for the benefit generally of the creditors of any Applicant, or the occurrence of any other voluntary or involuntary liquidation or extension of debt agreement for any Applicant; the offering by or entering into by any Applicant of any composition, extension, or any other arrangement seeking relief from or extension of the debts of any Applicant; or the initiation of any judicial or non-judicial proceeding or agreement by, against, or including any Applicant which seeks or intends to accomplish a reorganization or arrangement with creditors; and/or the initiation by or on behalf of any Applicant of the liquidation or winding up of all or any part of any Applicant’s business or operations.

5.9	BANKRUPTCY. The failure by any Applicant to generally pay the debts of that Applicant as they mature; adjudication of bankruptcy or insolvency relative to any Applicant; the entry of an order for relief or similar order with respect to any Applicant in any proceeding pursuant to the Bankruptcy Code or any other federal bankruptcy law; the filing of any complaint, application, or petition by any Applicant initiating any matter in which any Applicant is or may be granted any relief from the debts of that Applicant pursuant to the Bankruptcy Code or any other insolvency statute or procedure; the filing of any complaint, application, or petition against any Applicant initiating any matter in which that Applicant is or may be granted any relief from the debts of that Applicant pursuant to the Bankruptcy Code or any other insolvency statute or procedure, which complaint, application, or petition is not timely contested in good faith by that Applicant by appropriate proceedings or, if so contested, is not dismissed within thirty (30) days of when filed.

5.10	INDICTMENT - FORFEITURE. The criminal conviction of any Applicant under any Applicable Law where the relief, penalties, or remedies sought or available include the forfeiture of any material property of any Applicant and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by any Applicant of its business in the ordinary course.

5.11	CHALLENGE TO LOAN DOCUMENTS.

(a)	Any challenge by or on behalf of any Applicant to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto.

(b)	Any determination by any court or any other judicial or government authority that any Loan Document is not enforceable strictly in accordance with the subject Loan Document’s terms or which voids, avoids, limits, or otherwise adversely affects any security interest created by any Loan Document or any payment made pursuant thereto.

5.12	CHANGE IN CONTROL. Any Change in Control.

ARTICLE 6: RIGHTS AND REMEDIES UPON DEFAULT:

6.1	ACCELERATION AND SETTING TERMINATION DATE. Upon the occurrence and during the continuance of any Event of Default as described in Section 5.9, all Liabilities of the Applicants to the Credit Parties shall be immediately due and payable. Upon the occurrence and during the continuance of any Event of Default other than as described in Section 5.9, the Lender may, upon written notice to the Lead Applicant, declare all Liabilities of the Applicants to the Credit Parties to be immediately due and payable, set the Termination Date, and may exercise all of the Lender’s Rights and Remedies as the Lender from time to time thereafter determines as appropriate.

6.2

RIGHTS AND REMEDIES. In case any one or more of the Events of Default shall have occurred and be continuing, the Lender may proceed to protect and enforce its rights and remedies under this Agreement or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Liabilities are evidence, and proceed to enforce the payment thereof or any other legal or equitable right of the Lender. In the case that any one or more Events of Default shall have occurred and be continuing, the Lender may apply any and all amounts in the Cash Collateral Account to the Liabilities. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. The rights, remedies, powers, privileges, and discretions of the Lender hereunder (herein, the “Lender’s Rights and Remedies”) shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No delay or omission by the Lender in exercising or enforcing any of the Lender’s Rights and Remedies shall operate as, or constitute, a waiver thereof. No waiver by the Lender of any Event of Default or of any default under any other agreement shall operate as a waiver of any other default hereunder or under any other agreement. No single or partial exercise of any of the Lender’s Rights or Remedies, and no express or implied agreement or transaction of whatever nature entered into between the Lender and any person, at any time, shall preclude the other or further exercise of the Lender’s Rights and Remedies. No waiver by the Lender of any of the Lender’s Rights and Remedies on any one occasion shall be deemed a waiver on any subsequent occasion, nor shall it be deemed a continuing waiver. The Lender’s Rights and Remedies may be exercised at such time or times and in such order of preference as the Lender may determine. The Lender’s Rights and Remedies may be exercised without resort or regard to any other source of satisfaction of the Liabilities.

ARTICLE 7: NOTICES:

7.1	NOTICE ADDRESSES. All notices, demands, and other communications made in respect of any Loan Document (other than a request for the issuance of an L/C) shall be made to the following addresses, each of which may be changed upon seven (7) days written notice to all others given by certified mail, return receipt requested:

If to the Lender:

Wells Fargo Retail Finance II, LLC One Boston Place - 18th Floor Boston, Massachusetts 02108
Attention:	Michele Ayou
Vice President
Fax:	617-523-4032

With a copy to:

Riemer & Braunstein LLP Three Center Plaza Boston, Massachusetts 02108
Attention:	Marjorie S. Crider
Fax:	617-880-3456

If to the Lead Applicant
And All Applicants:

dELiA*s, Inc.
50 West 23rd Street New York, New York 10010
Attention:	Marc G. Schuback
Fax:	212-590-6310

With a copy to: Troutman Sanders LLP The Chrysler Building 405 Lexington Avenue New York, NY 10174
Attention:	William D. Freedman
Fax:	212-704-5935

7.2	NOTICE GIVEN.

(a)	Except as otherwise specifically provided herein, notices shall be deemed made and correspondence received, as follows (all times being local to the place of delivery or receipt):

(i)	By registered mail: the sooner of when actually received or Three (3) days following deposit in the United States mail, postage prepaid.

(ii)	By recognized overnight express delivery: the Business Day following the day when sent.

(iii)	By Hand: If delivered on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, when delivered. Otherwise, at the opening of the then next Business Day.

(iv)	By Facsimile transmission (which must include a header on which the party sending such transmission is indicated): If sent on a Business Day after 9:00 AM and no later than Three (3) hours prior to the close of customary business hours of the recipient, one (1) hour after being sent. Otherwise, at the opening of the then next Business Day.

(b)	Rejection or refusal to accept delivery and inability to deliver because of a changed address or Facsimile Number for which no due notice was given shall each be deemed receipt of the notice sent.

ARTICLE 8: TERM:

8.1	TERMINATION OF L/C FACILITY.

The L/C Facility shall remain in effect until the Termination Date.

8.2	ACTIONS ON TERMINATION.

(a)	On the Termination Date, the Applicants shall pay the Lender (whether or not then due), in immediately available funds, all then outstanding Liabilities including, without limitation, the following:

(i)	The entire balance of the Loan Account

(ii)	Any accrued and unpaid Unused Line Fee.

(iii)	All unreimbursed costs and expenses of the Lender or any Issuer for which any Applicant is responsible.

(b)	On the Termination Date, the Applicants also shall make such arrangements concerning any L/C’s then outstanding as are reasonably satisfactory to the Lender.

(c)	Until such payment (Subsection (a)) and arrangements concerning L/C’s (Subsection (b)), all provisions of this Agreement, other than those included in Article 2: which place any obligation on the Lender to make any financial accommodations to any Applicant, shall remain in full force and effect until all Liabilities shall have been paid in full.

(d)	On the Termination Date, the Applicant shall make such arrangements with respect to any other continuing Liabilities (such as the Applicant’s continuing Liability to pay the Lender for increased costs under Section 2.9(c) and continuing indemnification Liability set forth in Section 9.9 concerning matters or circumstances actually known to the Lender as of the Termination Date which would reasonably be expected to result in any loss, cost, damage or expense) as are reasonably satisfactory to the Lender, such as by the establishment and funding of cash collateral reserve accounts in such amounts as the Lender, in its sole and exclusive discretion, reasonably may determine.

ARTICLE 9: GENERAL:

9.1	PUBLICITY. The Lender may issue a “tombstone” notice of the establishment of the credit facility contemplated by this Agreement and, subject to prior review by the Applicant in each instance, may make reference to each Applicant (and may utilize any logo or other distinctive symbol associated with each Applicant) in connection with any advertising, promotion, or marketing (including the inclusion of a “case study” of the financing contemplated hereby) undertaken by the Lender.

9.2	SUCCESSORS AND ASSIGNS.

(a)	This Agreement shall be binding upon the Applicants and their respective representatives, successors, and assigns and shall enure to the benefit of the Lender and its successors and assigns, provided, however, no trustee or other fiduciary appointed with respect to any Applicant shall have any rights hereunder.

(b)	In the event that the Lender assigns or transfers its rights under this Agreement, the assignee shall thereupon succeed to and become vested with all rights, powers, privileges, and duties of the Lender hereunder and the Lender shall thereupon be discharged and relieved from its duties and obligations hereunder.

(c)	In the event that the Lender assigns or transfers its rights under this Agreement to an assignee which is not an Affiliate of the Lender or a Person controlling, controlled by, or under common control with the Lender (other than in connection with a programmed disposition, by the Lender, of all or a material part of its portfolio of working capital loans), then the Lead Applicant, by irrevocable written notice to such assignee given no later than one hundred eighty (180) days after receipt of notice of such assignment may set the Termination Date as a date which is no more than forty five (45) days after (and counting) the date of such notice.

9.3	SEVERABILITY. Any determination that any provision of this Agreement or any application thereof is invalid, illegal, or unenforceable in any respect in any instance shall not affect the validity, legality, or enforceability of such provision in any other instance, or the validity, legality, or enforceability of any other provision of this Agreement.

9.4	AMENDMENTS. COURSE OF DEALING.

(a)	This Agreement and the other Loan Documents incorporate all discussions and negotiations between each Applicant and the Lender, either express or implied, concerning the matters included herein and in such other instruments, any custom, usage, or course of dealings to the contrary notwithstanding. No such discussions, negotiations, custom, usage, or course of dealings shall limit, modify, or otherwise affect the provisions thereof. No failure by the Lender to give notice to the Lead Applicant of any Applicant’s having failed to observe and comply with any warranty or covenant included in any Loan Document shall constitute a waiver of such warranty or covenant or the amendment of the subject Loan Document.

(b)

Each Applicant may undertake any action otherwise prohibited hereby, and may omit to take any action otherwise required hereby, upon and with the express prior written consent of the Lender. No consent, modification, amendment, or waiver of any provision of any Loan Document shall be effective unless executed in writing by or on behalf of the party to be charged with such modification, amendment, or waiver (and if such party is the Lender then by a duly authorized officer thereof). Any modification, amendment, or waiver provided by the Lender shall be in reliance upon all representations and warranties theretofore made to the Lender by or on behalf of the Applicants (and any guarantor, endorser, or surety of the Liabilities) and consequently may be rescinded in the event that any of such representations or warranties was not true and complete in all material respects when given.

9.5	COSTS AND EXPENSES OF THE LENDER.

(a)	The Applicants shall pay the following:

(i)	The reasonable costs, expenses, and disbursements (including attorneys’ reasonable fees and expenses of the Lender’s outside counsel) which are incurred by the Lender in connection with the preparation, negotiation, execution, and delivery of this Agreement and of the other Loan Documents as part of the establishment of the credit facility contemplated hereby.

(ii)	From time to time on demand all Costs of Collection and all reasonable costs, expenses, and disbursements not described in Paragraph (i) which may be incurred in connection with or in respect to the letter of credit facility contemplated hereby or which otherwise are incurred with respect to the Liabilities (except as otherwise provided herein to the contrary).

(b)	Each Applicant authorizes the Lender to pay all such fees and expenses and, in the Lender’s discretion, to add such fees and expenses to the Loan Account.

(c)	The undertaking on the part of each Applicant in this Section 9.5 shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of any Applicant, other than a termination, release, or discharge which makes specific reference to this Section 9.5.

9.6

COPIES AND FACSIMILES. Each Loan Document and all documents and papers which relate thereto which have been or may be hereinafter furnished by or to the Lender may be reproduced by the Lender by any photographic, microfilm, xerographic, digital imaging, or other process, and the Lender may destroy any document so reproduced. Any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business). Any facsimile which bears proof of transmission shall be binding on the party which or on whose behalf such transmission was initiated and likewise shall be so admissible in evidence as if the original of such facsimile had been delivered to the party which or on whose behalf such transmission was received.

9.7	MASSACHUSETTS LAW. This Agreement and all rights and obligations hereunder, including matters of construction, validity, and performance, shall be governed by the law of The Commonwealth of Massachusetts.

9.8	CONSENT TO JURISDICTION.

(a)	The Lender and each Applicant agree that any legal action, proceeding, case, or controversy against any Applicant with respect to any Loan Document may be brought in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, as the Lender may elect in the Lender’s sole discretion. By execution and delivery of this Agreement, the Lender and each Applicant, for itself and in respect of its property, accepts, submits, and consents generally and unconditionally, to the jurisdiction of the aforesaid courts.

(b)	The Lender and each Applicant WAIVE personal service of any and all process upon it, and irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the Lead Applicant at the Lead Applicant’s address for notices as specified herein, such service to become effective five (5) Business Days after such mailing.

(c)	The Lender and each Applicant WAIVE any objection based on forum non conveniens and any objection to venue of any action or proceeding instituted under any of the Loan Documents and consents to the granting of such legal or equitable remedy as is deemed appropriate by the Court.

(d)	The Lender and each Applicant agree that any action commenced by the Lender or by any Applicant asserting any claim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in the Superior Court of Suffolk County Massachusetts or in the United States District Court, District of Massachusetts, sitting in Boston, Massachusetts, and that such Courts shall have exclusive jurisdiction with respect to any such action.

9.9	INDEMNIFICATION. Each Applicant shall indemnify, defend, and hold the Lender and any of their respective employees, officers, or agents (each, an “Indemnified Person”) harmless of and from any claim brought or threatened against any Indemnified Person by any Applicant, any guarantor or endorser of the Liabilities, or any other Person (as well as from attorneys’ reasonable fees, expenses, and disbursements in connection therewith) on account of the Indemnified Person’s relationship with the Applicants or of any other guarantor or endorser of the Liabilities, including all costs, expenses, liabilities, and damages as may be suffered by any Indemnified Person in connection with (x) any collateral granted to the Lender; (y) the occurrence of any Event of Default; or (z) the exercise of any rights or remedies under any of the Loan Documents (each of claims which may be defended, compromised, settled, or pursued by the Indemnified Person with counsel of the Lender’s selection, but at the expense of the Applicants) other than any claim as to which a final determination is made in a judicial proceeding by a court of competent jurisdiction (in which the Lender or other Indemnified Person, as the case may be, has been given an opportunity to be heard), which determination includes a specific finding that the Indemnified Person seeking indemnification had acted in a grossly negligent manner, in actual bad faith or in willful misconduct. This indemnification shall survive payment of the Liabilities and/or any termination, release, or discharge executed by the Lender in favor of the Applicants, other than a termination, release, or discharge duly executed on behalf of the Lender which makes specific reference to this Section 9.9.

9.10	RULES OF CONSTRUCTION. The following rules of construction shall be applied in the interpretation, construction, and enforcement of this Agreement and of the other Loan Documents:

(a)	Unless otherwise specifically provided for herein, interest and any fee or charge which is stated as a per annum percentage shall be calculated based on a 360 day year and actual days elapsed.

(b)	Words in the singular include the plural and words in the plural include the singular.

(c)	Unless otherwise specifically provided for herein or in a specific Loan Document (and then only to the extent so provided), as between the parties hereto or to any Loan Document, the definitions of the following terms, as included in the UCC, are deemed to be as follows for purposes of the performance of obligations arising under or in respect of any Loan Document:

(i)	“Authenticate” means “signed”.

(ii)	“Record” means written information in a tangible form.

(d)	Titles, headings (indicated by being underlined or shown in SMALL CAPITALS) and any Table of Contents are solely for convenience of reference; do not constitute a part of the instrument in which included; and do not affect such instrument’s meaning, construction, or effect.

(e)	The words “includes” and “including” are not limiting.

(f)	Text which follows the words “including, without limitation” (or similar words) is illustrative and not limitational.

(g)	Text which is shown in italics (except for parenthesized italicized text), shown in bold, shown IN ALL CAPITAL LETTERS, or in any combination of the foregoing, shall be deemed to be conspicuous.

(h)	The words “may not” are prohibitive and not permissive.

(i)	Any reference to a Person’s “knowledge” (or words of similar import) are to such Person’s knowledge assuming that such Person has undertaken reasonable and diligent investigation with respect to the subject of such “knowledge” (whether or not such investigation has actually been undertaken).

(j)	Terms which are defined in one section of any Loan Document are used with such definition throughout the instrument in which so defined.

(k)	The term “Dollars” and the symbol “$” each refers to United States Dollars.

(l)	Unless limited by reference to a particular Section or provision, any reference to “herein”, “hereof”, or “within” is to the entire Loan Document in which such reference is made.

(m)	References to “this Agreement” or to any other Loan Document is to the subject instrument as amended to the date on which application of such reference is being made.

(n)	Except as otherwise specifically provided, all references to time are to Boston time.

(o)	In the determination of any notice, grace, or other period of time prescribed or allowed hereunder:

(i)	Unless otherwise provided (I) the day of the act, event, or default from which the designated period of time begins to run shall not be included and the last day of the period so computed shall be included unless such last day is not a Business Day, in which event the last day of the relevant period shall be the then next Business Day and (II) the period so computed shall end at 5:00 PM on the relevant Business Day.

(ii)	The word “from” means “from and including”.

(iii)	The words “to” and “until” each mean “to, but excluding”.

(iv)	The word “through” means “to and including”.

(p)	The Loan Documents shall be construed and interpreted in a harmonious manner and in keeping with the intentions set forth in Section 9.11 hereof, provided, however, in the event of any inconsistency between the provisions of this Agreement and any other Loan Document, the provisions of this Agreement shall govern and control.

9.11	INTENT. IT IS INTENDED THAT:

(a)	This Agreement take effect as a sealed instrument.

(b)	Reserved.

(c)	Reserved.

(d)	Except as otherwise specifically provided herein, all reasonable costs, expenses, and disbursements incurred by the Lender in connection with the Lender’s relationship(s) with any Applicant shall be borne by the Applicants.

(e)	Unless otherwise explicitly provided herein, the Lender’s consent to any action of any Applicant which is prohibited unless such consent is given may be given or refused by the Lender in its sole discretion.

9.12	PARTICIPATIONS: The Lender may sell participations in the Lender’s interests herein to one or more financial institutions; provided, however, that (i) the Lender’s obligations under this Agreement (including, without limitation, its commitment hereunder) shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Lender shall remain the holder of any note for all purposes of this Agreement, (iv) the Applicants and the Lender shall continue to deal solely and directly with each other in connection with the Lender’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by or on behalf of any Applicant therefrom.

9.13	CONFIDENTIALITY. The Lender agrees that, except with the prior consent of the Lead Applicant, it will not disclose any confidential information with respect to the Applicants which is now or in the future furnished pursuant to this Agreement or any other Loan Document, provided, however, that the Lender may disclose any such information as follows:

(a)	To the following:

(i)	To its employees, Affiliates, advisors or counsel to the extent that they should have a need to know such confidential information, in which case the Lender shall be responsible to the Applicants for the failure of any of them to comply with the confidentiality provisions contained herein.

(ii)	To any prospective or actual transferee or participant in connection with any contemplated transfer or participation of this Agreement, the Liabilities, or any interest therein by the Lender, which transfer or participation is permitted by the terms of this Agreement and which transferee or participant agrees to be bound by this Section 9.14.

(b)	As has become generally available to the public.

(c)	As may be required or appropriate in any report, statement or testimony submitted to any municipal, state, or federal regulatory body having or claiming to have jurisdiction over the Lender.

(d)	As may be required or appropriate in respect to any summons or subpoena or in connection with any litigation.

(e)	In order to comply with Applicable Law.

9.14	RIGHT OF SET-OFF. Any and all deposits or other sums at any time credited by or due to any Applicant from the Lender or from any Affiliate of any of the foregoing, and any cash, securities, instruments or other property of any Applicant in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for all Liabilities and for any and all obligations of each Applicant to the Lender or such Affiliate and may be applied or set off against the Liabilities and against such obligations at any time, whether or not other collateral is then available to the Lender.

9.15	PLEDGES TO FEDERAL RESERVE BANKS. Nothing included in this Agreement shall prevent or limit the Lender, to the extent that the Lender is subject to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act (12 U.S.C. §341), from pledging all or any portion of that Lender’s interest and rights under this Agreement, provided, however, neither such pledge nor the enforcement thereof shall release the Lender from any of its obligations hereunder or under any of the Loan Documents.

9.16	MAXIMUM INTEREST RATE. Regardless of any provision of any Loan Document, the Lender shall never be entitled to contract for, charge, receive, collect, or apply as interest on any Liability, any amount in excess of the maximum rate imposed by Applicable Law. Any payment which is made which, if treated as interest on a Liability would result in such interest’s exceeding such maximum rate shall be held, to the extent of such excess, as additional collateral for the Liabilities as if such excess were collateral.

9.17	WAIVERS.

(a)	Each Applicant (and all guarantors, endorsers, and sureties of the Liabilities) make each of the waivers included in Subsection (b), below, to the full extent permitted by Applicable Law and knowingly, voluntarily, and intentionally, and understands that the Lender, in establishing the facilities contemplated hereby and in providing loans and other financial accommodations to or for the account of the Applicants as provided herein, whether now or in the future, is relying on such waivers.

(b)	EACH APPLICANT RESPECTIVELY WAIVES THE FOLLOWING:

(i)	Except as otherwise specifically required hereby, notice of non-payment, demand, presentment, protest and all forms of demand and notice.

(ii)	Except as otherwise specifically required hereby, the right to notice and/or hearing prior to the Lender’s exercising of the Lender’s rights upon default.

(iii)	THE RIGHT TO A JURY IN ANY TRIAL OF ANY CASE OR CONTROVERSY IN WHICH THE LENDER IS OR BECOMES A PARTY (WHETHER SUCH CASE OR CONTROVERSY IS INITIATED BY OR AGAINST THE LENDER OR IN WHICH THE LENDER IS JOINED AS A PARTY LITIGANT), WHICH CASE OR CONTROVERSY ARISES OUT OF OR IS IN RESPECT OF, ANY RELATIONSHIP AMONGST OR BETWEEN ANY APPLICANT OR ANY OTHER PERSON AND THE LENDER LIKEWISE WAIVES THE RIGHT TO A JURY IN ANY TRIAL OF ANY SUCH CASE OR CONTROVERSY).

(iv)	Any defense, counterclaim, set-off, recoupment, or other basis on which the amount of any Liability, as stated on the books and records of the Lender, could be reduced or claimed to be paid otherwise than in accordance with the tenor of and written terms of such Liability.

(v)	Any claim to consequential, special, or punitive damages.

dELiA*s, INC.
(“Lead Applicant”)

By:	/s/ David J. Dick

Print Name:	David J. Dick

Title:	Chief Financial Officer and Treasurer

dELiA*s , INC.
ALLOY MERCHANDISE, LLC, dELiA*s OPERATING COMPANY
dELiA*s RETAIL COMPANY
(“Applicants”):

By:	/s/ David J. Dick

Print Name:	David J. Dick

Title:	Chief Financial Officer and Treasurer

WELLS FARGO RETAIL FINANCE II, LLC
(“Lender”)

By:	/s/ Michele L. Ayou

Print Name:	Michele L. Ayou

Title:	Vice President